NEWS RELEASE

Contact:	Douglas Kessler Chief Operating Officer and Head of Acquisitions (972) 490-9600	Tripp Sullivan Corporate Communications, Inc. (615) 254-3376
ASHFORD TO ACQUIRE LUXURY HOTEL IN SAN FRANCISCO
FOR $95.0 MILLION
Acquisition Highlights:
◊	Acquired at a forward twelve-month NOI cap rate of 6.5%, EBITDA multiple of 12.2x, and EBITDA yield of 8.2%

◊	Marks Ashford’s first entry into one of the preeminent growth markets in the U.S.

◊	Expects to up-brand the hotel with luxury brand and invest $10 million in renovations

◊	Ashford’s direct hotel portfolio to increase to 80 assets totaling 13,558 rooms
DALLAS — (February 23, 2006) — Ashford Hospitality Trust, Inc. (NYSE: AHT) announced it has signed a definitive agreement to acquire the AAA four-diamond 338-room Pan Pacific San Francisco Hotel in San Francisco, CA, from W2001 Pac Realty, L.L.C., a joint venture between Whitehall Street Global Real Estate Limited Partnership 2001 and affiliates and Oxford Lodging Advisory & Investment Group, LLC for $95.0 million in cash ($281,065 per key). The acquisition is expected to close within 45 days.
Ashford will re-brand the hotel with a well-known luxury flag under a long term management agreement, and invest at least an additional $10 million in the re-branding and renovation of the hotel. The renovation, which is expected to commence immediately, consists of revenue enhancing upgrades to meeting space, rooms and food and beverage facilities. The hotel recently completed a $3.8 million renovation in 2004.
On a forward twelve-month basis, the purchase price equates to a 12.2x EBITDA multiple, an EBITDA yield of 8.2% and a net operating income capitalization rate of 6.5% with projected revenues of $32 million. The purchase price equates to a trailing twelve-month net operating income capitalization rate of 3.9% and a 5.0% EBITDA yield. The property generated revenues of $25.5 million for the calendar year 2005.
Located at the corner of Post and Mason Streets in the Union Square district, the Pan Pacific San Francisco is within walking distance to world famous San Francisco destinations such as the Financial District, Chinatown, theaters, upscale shopping, Embarcadero Center, Nob Hill, and the Moscone Convention Center. Built in 1987 and renovated in 2004, the property features 338 luxury rooms, 17,500 square feet of meeting space, a state-of-the-art conference center and two food and beverage facilities. The property is owned under a ground lease which has a term expiring in 2083.
Monty J. Bennett, President and CEO of Ashford Hospitality Trust, said, “San Francisco’s hotel market is poised for a dramatic turnaround like that experienced in New York. Based on the RevPAR results posted in 2005 and the projection for mid-teen’s growth in 2006, we believe San Francisco will be one of
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT to Acquire Pan Pacific San Francisco Hotel for $95.0 Million

February 23, 2006
the preeminent growth markets in the U.S. We have evaluated investment opportunities in San Francisco for some time and with this hotel we have found a very attractive entry into the market. This hotel’s competitive set has experienced RevPAR increases of close to 25% over the last six months while the hotel has trailed that pace with only 12.7% growth in the same period. With the conversion to a well-known luxury brand, an excellent location and the significant upgrading of the hotel’s amenities, we believe we have a tremendous opportunity to outpace the expected strong growth in the San Francisco market. We also intend to explore the value-added possibility of converting the existing Executive Conference Center to a high-end bar/restaurant, retail or downtown day spa concept later in the year that would further enhance the growth of the hotel.”
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the forward EBITDA multiple, the forward income capitalization rate, the forward EBITDA yield, the expectation that the transaction will close within the next 45 days, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of 5% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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